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 FORM 3                                                   OMB APPROVAL
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                                     OMB Number:.............. 3235-0104
                                     Expires:................. December 31, 2001
                                     Estimated average burden
                                     hours per response ...... 0.5
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
    VantagePoint Venture Partners 1996,       Statement                     Trading Symbol                      of Original
    L.P. in addition to and on behalf         (Month/Day/Year)              The Panda Project, Inc. (PNDA)      (Month/Day/Year)
    of the beneficial owners listed on        May 14, 1999               ----------------------------------
    Schedule A hereto                      ----------------------------  5. Relationship of Reporting        -----------------------
----------------------------------------   3. IRS or Social Security          Person to Issuer               7. Individual or Joint/
                                              Number of Reporting           (Check all applicable)              Group Filing (Check
    1001 Bayhill Drive, Suite 140             Person (Voluntary)               Director     X    10% Owner      applicable line)
----------------------------------------                                 -----            -----                     Form filed by
             (Street)                      ----------------------------        Officer           Other       -----  One Reporting
    San Bruno     CA          94066                                      ----- (give      -----  (specify           Person
--------------------------------------                                         title below)      below)        X    Form filed by
      (City)      (State)      (Zip)                                                                         -----  More than One
                                                                         ----------------------------------         Reporting Person



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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 4)
                                                                                 (Instr. 5)
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    Common Stock                                  24,997,606(1)                      1                      The Reporting Person has
                                                                                                            voting power to direct
                                                                                                            the vote of such shares
                                                                                                            with respect to the sale
                                                                                                            of assets of the Issuer
                                                                                                            to Silicon Bandwidth,
                                                                                                            Inc.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If this form is filed by more than one reporting person, see Instruction 5(b)(v).
(1) Reporting Person disclaims beneficial ownership over such 24,997,606 shares.

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM                                  (Over)
ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                           SEC 1473 (3-99)



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
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FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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   N/A
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal   By: /s/ Alan E. Salzman                 May 24, 1999
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                           --------------------------------     ------------
                                                                                   Alan E. Salzman, Chairman of
                                                                                   Bandwith, Inc.
Note. File three copies of this form, one of which must be manually signed.
  If space is insufficient, See Instruction 6 for procedure.


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM                                  Page 2
ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                           SEC 1473 (3-99)



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                                   SCHEDULE A

Silicon Bandwidth, Inc.
1001 Bayhill Drive, Suite 140
San Bruno, CA 94066

VantagePoint Associates, L.L.C.
1001 Bayhill Drive, Suite 140
San Bruno, CA 94066

James D. Marver
1001 Bayhill Drive, Suite 140
San Bruno, CA 94066

Alan E. Salzman
1001 Bayhill Drive, Suite 140
San Bruno, CA 94066